EXHIBIT 10.20

Description of Non-Employee Director Compensation

Compensation for non-employee directors of Equifax Inc. (the “Company”) effective January 1, 2016 consisted of the following:

•	a $80,000 annual cash retainer, payable quarterly in arrears, for all non-employee directors; new directors receive a prorated cash retainer in the quarter from the date they were elected;

•
a supplemental annual cash retainer of $25,000 for the Chair of the Audit Committee, $20,000 for the Chair of the Compensation, Human Resources & Management Succession Committee and $12,500 each for the Chairs of the Governance and Technology Committees;

•
a supplemental annual cash retainer of $12,500 for non-Chair members of the Audit Committee, $10,000 for the non-Chair members of the Compensation, Human Resources & Management Succession Committee and $5,000 each for the non-Chair members of the Governance and Technology Committees;

•
following each annual meeting of shareholders of the Company, continuing directors will receive a grant of Company common stock, in the form of restricted stock units (“RSUs”) with a market value on the grant date of $150,000. These grants vest over a period of one year, subject to accelerated vesting in certain events;

•
upon first being elected a director of the Company, a director will receive a one-time initial grant of RSUs vesting over a three-year period, with a grant date market value of $175,000. These grants vest over a period of three years, subject to accelerated vesting in certain events; and

•	the Presiding Director receives a $25,000 annual cash retainer, payable quarterly in arrears.

Cash retainers and equity awards may be deferred under the applicable Director deferred compensation plan.

The Board of Directors has a policy on stock ownership that requires each non-employee director to beneficially own common stock of the Company having a value which is at least five times the annual cash retainer fee, no later than the fifth anniversary of the annual meeting at which the director was first elected to the Board.